SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

October 21, 2003

Date of Report (Date of earliest event reported)

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12477	95-3540776
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Amgen Inc. One Amgen Center Drive Thousand Oaks, CA	91320-1799
(Address of principal executive offices)	(Zip Code)

805-447-1000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 12. Results of Operations and Financial Condition

On October 21, 2003, Amgen Inc. (the “Company”) issued a press release announcing its results of operations and financial condition for the three and nine months ended September 30, 2003. The full text of the press release is set forth in Exhibit 99.1 attached hereto.

In its press release the Company included certain historical non-GAAP financial measures with respect to the three and nine months ended September 30, 2003 and September 30, 2002, as defined in Regulation G promulgated by the Securities and Exchange Commission. The Company believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. These historical non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Three and nine months ended September 30, 2003

For the three and nine months ended September 30, 2003, the Company’s adjustments to GAAP financial measures relate to amounts associated with the Company’s acquisition of Immunex Corporation (“Immunex”) in July 2002 (the “Acquisition”) and the Company’s share of the loss incurred relating to the settlement of a patent litigation between the Company and Genentech, Inc. (the “Genentech Settlement”).

For the nine months ended September 30, 2003, the Company’s adjustments to GAAP financial measures also relate to amounts associated with the recovery of certain cost and expenses associated with the Company’s arbitration with Johnson & Johnson for breach of the license agreement with the Company (the “Cost Recovery”) and the Company’s cash contribution to the Amgen Foundation (the “Foundation Contribution”).

For the three and nine months ended September 30, 2003, the Company reported non-GAAP financial results for the following operating expenses: cost of sales, research and development, and selling, general and administrative, which were each adjusted to exclude incremental compensation payable to certain Immunex employees for a limited period, principally under the Immunex short-term retention plan for the applicable period. The Company believes that excluding such incremental compensation provides a supplemental measure that will facilitate comparisons between periods before, during and after such expenses are incurred.

For the three months ended September 30, 2003, the Company reported non-GAAP adjusted net income and adjusted earnings per share, excluding the foregoing operating expense amounts, as well as excluding ongoing, non-cash amortization of acquired intangible assets and the Genentech Settlement. The Company believes that excluding the ongoing, non-cash amortization of intangible assets acquired in the Acquisition (primarily ENBREL®) treats those assets as if the Company had developed them internally in the past, and thus provides a supplemental measure of profitability in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property. The Company believes that excluding the Genentech Settlement provides a supplemental measure that will facilitate comparisons between periods in which such item did not occur.

For the nine months ended September 30, 2003, the Company also reported non-GAAP adjusted net income and adjusted earnings per share that exclude all of the items identified above as being excluded in the three months ended September 30, 2003 for the reasons discussed above. The nine months ended September 30, 2003 also excludes the Cost Recovery and the Foundation Contribution. The Company believes that excluding the Cost Recovery and the Foundation Contribution provides a supplemental measure that will facilitate comparisons between periods in which such items did not occur.

Three and nine months ended September 30, 2002

For the three and nine months ended September 30, 2002, the Company’s adjustments to GAAP financial measures relate to the amounts associated with the Acquisition and the benefit related to the recovery of certain amounts previously provided for in connection with terminating collaboration agreements with various third parties (the “Termination Benefit”).

For the three and nine months ended September 30, 2002, the Company reported non-GAAP financial results for the following operating expenses: cost of sales, research and development, and selling, general and administrative, which were each adjusted to exclude incremental compensation payable to certain Immunex employees for a limited period, principally under the Immunex short-term retention plan for the applicable period. Cost of sales was further adjusted to exclude the non-cash expense related to valuing the inventory acquired from Immunex at fair value (the “Fair Value Inventory Expense”). Selling, general and administrative was further adjusted to exclude external, incremental consulting and systems integration costs directly associated with integration of Immunex in connection with the Acquisition (the “Integration Costs”). The Company believes that excluding such incremental compensation, the Fair Value Inventory Expense and the Integration Costs provides a supplemental measure that will facilitate comparisons between periods before, during and after such expenses and costs are incurred.

For the three and nine months ended September 30, 2002, the Company also reported non-GAAP adjusted net income and adjusted earnings per share, excluding the foregoing operating expense amounts, as well as excluding the ongoing, non-cash amortization of intangible assets, the non-cash expense associated with writing off the acquired in-process research and development related to the Acquisition (the “IPR&D Write-off”) and the Termination Benefit. The Company believes that excluding the ongoing, non-cash amortization of intangible assets acquired in the Acquisition (primarily ENBREL®) treats those assets as if the Company had developed them internally in the past, and thus provides a supplemental measure of profitability in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property. The Company believes that excluding the IPR&D Write-off and the Termination Benefit provides a supplemental measure that will facilitate comparisons between periods in which such items did not occur.

The Company uses the foregoing non-GAAP financial measures in connection with its own budgeting and financial planning.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date:	October 27, 2003	By:	/s/ Richard Nanula
		Name:	Richard Nanula
		Title:	Executive Vice President, Finance, Strategy and
Communications, and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document Description

99.1	Press release dated October 21, 2003